EXHIBIT 99.7

CONSENT OF WACHOVIA SECURITIES

Special Committee of the

Board of Directors

Earle M. Jorgensen Holding Company, Inc.

10650 South Alameda Street

Lynwood, California 90262

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated December 16, 2004, to the Special Committee of the Board of Directors of Earle M. Jorgensen Holding Company, Inc. (the “Company”) as Annex F to, and the references made to Wachovia Securities and such opinion under the headings “QUESTION AND ANSWERS REGARDING THE MERGER AND FINANCIAL RESTRUCTURING,” “ADDITIONAL SUMMARY INFORMATION—Conditions to Completion of the Merger Under the Merger Agreement,” “THE MERGER AND FINANCIAL RESTRUCTURING—The Background of the Merger and Financial Restructuring,” “THE MERGER AND FINANCIAL RESTRUCTURING—Recommendation of the Special Committee,” and “THE MERGER AND FINANCIAL RESTRUCTURING—Opinion of Wachovia Capital Markets, LLC to the Special Committee of Earle M. Jorgensen Holding Company, Inc.,” “THE MERGER AGREEMENT AND FINANCIAL RESTRUCTURING—Updated Analysis,” and “MATERIAL PROVISIONS OF THE MERGER AGREEMENT AND EXCHANGE AGREEMENT—Conditions to Completion of the Merger Under the Merger Agreement” in, the Proxy Statement/Prospectus, included in the Registration Statement of the Company on Form S-4 (Registration No. 333-111882) originally filed with the Securities and Exchange Commission on January 13, 2004. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

By:    /s/    WACHOVIA CAPITAL MARKETS, LLC

March 10, 2005

Charlotte, North Carolina